EXHIBIT 99.1

Anika Announces Strategic Update of Business with Sale of Arthrosurface and Plan to Divest Parcus Medical

Company to Focus on Profitable Hyaluronic Acid-Driven OA Pain Management and High Growth Regenerative Solutions Portfolio, Streamline Operations and Enhance Growth Profile

BEDFORD, Mass., Oct. 31, 2024 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global joint preservation company focused on early intervention orthopedics, today announced the divestiture of its Arthrosurface business and the intention to divest of the Parcus Medical business. These decisions are the result of the Company’s ongoing company-wide strategic review.

Management Commentary

“The goal of our previously announced strategic review is to drive the most optimal capital allocation structure and focus on the products that deliver the highest total return on invested capital and maximize shareholder value. Today’s actions position Anika to fully focus on our profitable, core hyaluronic acid (HA) technology, and advance our differentiated and growing Regenerative Solutions portfolio. The total addressable global market for these products is estimated to be $4 billion,” said Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika Therapeutics.

Dr. Blanchard continued, “As a part of our robust assessment of our products, pipeline, and market opportunities, and our experience operating these businesses in a rapidly changing environment, we concluded that the Arthrosurface and Parcus portfolio of products were not an optimal fit for Anika but would be a welcomed addition for another company. As a part of the Arthrosurface transaction, we will provide necessary transition support services through early 2025. We will continue to work with our advisors to pursue the sale of the Parcus business and will provide details as appropriate.”

Arthrosurface Sale Completed

The sale of the Company’s Arthrosurface business to Phoenix Brio, Incorporated closed today, October 31, 2024. The Company received consideration of $10 million in the form of a ten year non-interest bearing promissory note for $7 million, and an estimated $3 million of additional consideration subject to the sales performance of Arthrosurface. The aggregate consideration payable in connection with the transaction is subject to customary post-closing adjustments. Anika and the buyer have agreed to provide certain support services through early 2025 and are committed to ensure a continuity of product and high levels of service to distributors and customers during this time.

Pursuing Sale of Parcus Medical

As part of the comprehensive strategic review, Anika has decided to pursue the sale of Parcus Medical, our sports medicine business based in Sarasota, FL. Parcus is a respected competitor in the $3 billion global sports medicine market and has a long-standing reputation for quality and a broad portfolio of products to treat various soft tissue injuries, particularly in the shoulder, hand/wrist, and foot/ankle. Anika does not intend to discuss developments with respect to the sale process until a transaction is approved, or disclosure becomes otherwise appropriate.

Advisors

Goodwin Procter served as legal counsel and Piper Sandler acted as exclusive financial advisor to Anika with respect to the sale of Arthrosurface. Piper Sandler will act as exclusive financial advisor to Anika with respect to the potential sale of Parcus Medical.

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global joint preservation company that creates and delivers meaningful advancements in early intervention orthopedic care. Leveraging our core expertise in hyaluronic acid and implant solutions, we partner with clinicians to provide minimally invasive products that restore active living for people around the world. Our focus is on high opportunity spaces within orthopedics, including Osteoarthritis Pain Management, Regenerative Solutions, and Sports Medicine, and our products are efficiently delivered in key sites of care, including ambulatory surgery centers. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

ANIKA, ANIKA THERAPEUTICS, PARCUS MEDICAL, and the Anika logo are trademarks of Anika Therapeutics, Inc. or its subsidiaries or are licensed to Anika Therapeutics, Inc. for its use.

Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the Company's expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact, including statements in Dr. Blanchard’s quote, statements regarding our ability to advance our differentiated and growing Regenerative Solutions portfolio and our core hyaluronic acid (HA) technology, our potential divesture of the Parcus Medical business and our ability to close such transaction, obligations under our agreement for the sale of our Arthrosurface business, and expectations around the receipt of any payments under such agreement. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

For Investor Inquiries:
Anika Therapeutics, Inc.
Matt Hall, 781-457-9554
Director, Corporate Development and Investor Relations
investorrelations@anika.com